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AMENDMENT                                                         MINNESOTA LIFE

Minnesota Life Insurance Company - A Securian Company
Individual Life New Business - 400 Robert Street North -
St. Paul, Minnesota 55101-2098

Your policy has been amended in the following sections:

If your policy contains a Definition of CSO tables, that language is replaced by the following:

DEFINITIONS

1980 CSO TABLES

The 1980 Commissioners Standard Ordinary Composite, Ultimate, Age Nearest Birthday, Sex-Distinct Mortality Tables. If the policy was issued as unisex, we use a corresponding unisex mortality table, the 1980 Commissioners Standard Ordinary Composite, Ultimate, Age Nearest Birthday, Table B (80% male, 20% female) Mortality Tables. The gender on the policy data pages describes whether the policy was issued as sex-distinct or unisex.

The above Definition is amended to now use "2001" instead of "1980". With this Amendment the Definition now reads:

DEFINITIONS

CSO TABLES

The 2001 Commissioners Standard Ordinary Composite, Ultimate, Age Nearest Birthday, Sex-Distinct Mortality Tables. If the policy was issued as unisex, we use a corresponding unisex mortality table, the 2001 Commissioners Standard Ordinary Composite, Ultimate, Age Nearest Birthday, Table B (80% male, 20% female) Mortality Tables. The gender on the policy data pages describes whether the policy was issued as sex-distinct or unisex.

DEFINITIONS

POLICY ASSUMPTIONS

"The assumed rate of return is 4 percent and the assumed mortality rates which are derived from, but are not greater than, those in the 1980 CSO Tables."

The above Definition is amended to now use "2001" instead of "1980." With this amendment the definition now reads:

"The assumed rate of return is 4 percent and the assumed mortality rates which are derived from, but are not greater than, those in the 2001 CSO Tables."

If your policy contains Policy Charges, that language is replaced by the following:

POLICY CHARGES

WHAT CHARGES ARE ASSESSED AGAINST YOUR ACTUAL CASH VALUE?

The Cost of Insurance Charge --  ". . .The rate is guaranteed not to exceed rates shown on page 1 determined on the basis of the 1980 CSO Tables.. . ."

The above sentence is amended to now use "2001" instead of "1980". With this Amendment the provision now reads:

The Cost of Insurance Charge - ". . . The rate is guaranteed not to exceed rates shown on page 1 determined on the basis of the 2001 CSO Tables. . . ."


/s/ Dennis E. Prohofsky                                   /s/ Robert L. Senkler
Secretary                                                             President

E1512 CSO 2001                                 Minnesota Life Insurance Company